Exhibit (B)(1)

STRICTLY CONFIDENTIAL EXECUTION VERSION

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036 BARCLAYS 745 Seventh Avenue New York, New York 10019

J.P. MORGAN SECURITIES LLC

JPMORGAN CHASE BANK, N.A.

383 Madison Avenue

New York, New York 10179

DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK AG

CAYMAN ISLANDS BRANCH

DEUTSCHE BANK AG

NEW YORK BRANCH

60 Wall Street

New York, New York 10005

HSBC SECURITIES (USA) INC. HSBC BANK USA, N.A. 452 Fifth Avenue New York, New York 10018	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK 1301 Avenue of the Americas New York, New York 10019

CONFIDENTIAL

September 25, 2015

XPO Logistics, Inc.

Five Greenwich Office Park

Greenwich, Connecticut 06731

Attention: John Hardig, Chief Financial Officer

PROJECT CANADA

$2.025 billion Senior Secured Bridge Facility

$415 million Backstop ABL Revolving Credit Facility

Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised Morgan Stanley Senior Funding, Inc. (“MSSF”), J.P. Morgan Securities LLC (“JPMS”), JPMorgan Chase Bank, N.A. (“JPMCB” and, together with JPMS, “JPM”), Barclays Bank PLC (“Barclays”), Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank AG New York Branch (“DBNY” and, together with DBSI and DBCI, “Deutsche Bank”), HSBC Securities (USA) Inc. (“HSBC Securities”), HSBC Bank USA, N.A. (“HSBC Bank” and, together with HSBC Securities, “HSBC”) and Credit Agricole Corporate and Investment Bank (“CACIB” and collectively with MSSF, JPM, Barclays, Deutsche Bank and HSBC, “we” or “us” or the “Commitment Parties” and, each individually a “Commitment Party”) that you intend to acquire, directly or indirectly through one or more of your subsidiaries, all of the outstanding shares of common stock of Con-way, Inc., a Delaware corporation (the “Company”), and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”)). This Amended and Restated Commitment Letter (including the Term Sheet and other attachments hereto, this “Commitment Letter”) supersedes and replaces that certain Commitment Letter, dated September 9, 2015, by and between you and MSSF in its entirety.

You have further advised us that, in connection therewith, you will (a) (i) seek to issue senior notes (the “Notes”) and/or issue equity or equity linked securities (the “Equity Interests”) and/or incur term loans (the “Term Loans” and, together with the Equity Interests and the Notes, the “Permanent Financing”) generating aggregate proceeds of $2,025,000,000 and/or (ii) if any or all of the Permanent Financing is not issued, or the proceeds thereof not made available to you, borrow up to $2,025,000,000 in aggregate principal amount of senior secured loans under the senior secured credit facility (the “Bridge Facility”) described in the Term Sheet and (b)(i) seek the amendment described on Exhibit C (the “Amendment”) to the Amended and Restated Revolving Loan Credit Agreement dated as of April 1, 2014 (as amended prior to the date hereof, the “Revolving Credit Facility”) by and between you, certain of your subsidiaries party thereto, MSSF, as administrative agent, and the other agents and parties thereto or (ii) if the Amendment does not become effective on or prior to the Closing Date, obtain $415 million in aggregate principal amount of revolving commitments under a new senior secured asset based revolving credit facility (the “Backstop Revolving Credit Facility” and, together with the Bridge Facility, the “Facilities”) on terms substantially the same as those of the Revolving Credit Facility as if the Amendment had become effective (subject to the roles described in respect thereof in Section 2 hereof). The “Closing Date” shall be the date on which the Offer is consummated.

1. Commitments.

In connection with the foregoing, (i) each of MSSF, JPMCB, Barclays, DBCI, HSBC Bank and CACIB is pleased to advise you of its several (and not joint) commitment to provide 36.4%, 22.6%, 14%, 14%, 7.2% and 5.8%, respectively, of the aggregate principal amount of the Bridge Facility and (ii) each of MSSF, JPMCB, Barclays, DBNY, HSBC Bank and CACIB is pleased to advise you of its several (and not joint) commitment to provide 36.4%, 22.6%, 14%, 14%, 7.2% and 5.8%, respectively, of the aggregate principal amount of the Backstop Revolving Credit Facility, in each case upon the terms set forth or referred to in this Commitment Letter and subject only to the conditions described in paragraph 6 of this Commitment Letter. In addition, in connection with the Transactions, each Commitment Party hereto hereby agrees (i) to provide its consent to the Amendment, pursuant to documentation consistent with Exhibit C and otherwise reasonably satisfactory to the parties thereto and customary for amendments of this nature (and you shall in no way be required to make any payment or make any concession or pay any other consideration to the Commitment Parties in order to obtain the Amendment except as may be expressly set forth herein or in the Fee Letters), and (ii) prior to the earlier of the termination of the commitments hereunder and the effectiveness of the Amendment, not to assign any of its loans or commitments under the Revolving Credit Facility without the prior written consent, in its sole discretion, of you. The commitments and other obligations of the Commitment Parties set forth in this Commitment Letter are several and not joint.

2. Titles and Roles.

You hereby appoint (a) each of MSSF, JPMS, Barclays, DBSI, HSBC Securities and CACIB to act, and each of MSSF, JPMS, Barclays, DBSI, HSBC Securities and CACIB hereby agrees to act, as joint bookrunner and joint lead arranger for each of the Facilities and (b) MSSF to act, and MSSF hereby agrees to act, as sole administrative agent for each of the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each Commitment Party, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid in connection with the Facilities unless you and we shall so agree. MSSF shall have “lead left” placement in any and all marketing materials in connection with the Facilities and shall have the role and responsibilities conventionally associated with such “lead left” placement, including maintaining sole physical books.

2

3. Syndication.

The Commitment Parties reserve the right, prior to and/or after the execution of definitive documentation for the Bridge Facility, to syndicate all or a portion of their commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with MSSF, JPMCB, Barclays, DBCI (with respect to the Bridge Facility), DBNY (with respect to the Backstop Revolving Credit Facility), HSBC Bank and CACIB, the “Lenders”) identified by us in consultation with you and subject to your consent (not to be unreasonably withheld or delayed) (excluding institutions identified by you in writing to us prior to September 9, 2015 (the “Disqualified Institutions”)). We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to actively assist us until the earlier of the date on which a Successful Syndication (as defined in the Facility Fee Letter) occurs and the date that is 60 days following the Closing Date (such earlier date, the “Syndication Date”) in our efforts to complete a Successful Syndication. Such assistance shall include (a) from September 9, 2015 to the Syndication Date, your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your and your affiliates’ existing lending and investment banking relationships and (subject always to the extent consistent with the Acquisition Agreement) the existing lending and investment banking relationships of the Company, (b) from September 9, 2015 to the Syndication Date, direct contact between senior management, representatives and advisors of you (and, subject always to the extent consistent with the Acquisition Agreement, your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Company) and the proposed Lenders, (c) assistance by you (and, subject always to the extent consistent with the Acquisition Agreement, your using commercially reasonable efforts to cause the Company to assist) in the preparation of a Confidential Information Memorandum for the Bridge Facility and other marketing materials and presentations to be used in connection with the syndication (the “Information Materials”), (d) your providing or causing to be provided projections of you and your subsidiaries for the years 2015 through 2021 and for the six quarters beginning with the third quarter of 2015, in each case in form reasonably satisfactory to the Commitment Parties, (e) to the extent that any loans or commitments remain outstanding under the Bridge Facility as of the date that is 30 days after the Closing Date, upon the request of the Commitment Parties, your using your commercially reasonable efforts to procure a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to you, and public ratings for each of the Bridge Facility from each of S&P and Moody’s, (f) the hosting, with the Commitment Parties, of one or more meetings of prospective Lenders, and (g) from September 9, 2015 to the Syndication Date, your ensuring (or, in the case of the Company and its subsidiaries, subject always to the extent consistent with the Acquisition Agreement, your using commercially reasonable efforts to ensure), prior to and during the syndication of the Bridge Facility, that there are not any issues of debt securities or commercial bank or other credit facilities of you, the Company or your or its respective subsidiaries being announced, offered, placed or arranged (other than (i) the Notes, (ii) capital leases, (iii) working capital or liquidity facilities, (iv) letters of credit or letter of credit facilities, (v) the Amendment to the Revolving Credit Facility, (vi) the Backstop Revolving Credit Facility, (vii) indebtedness permitted to be incurred pursuant to the terms of the Acquisition Agreement, (viii) the Term Loans and (ix) other indebtedness to be agreed) if such announcement, offering, placement or arrangement would, in the reasonable judgment of the Commitment Parties, be expected to materially impair the primary syndication of the Bridge Facility (it being understood in each case that none of ordinary course capital lease, purchase money or equipment financings would reasonably be expected to materially impair the primary syndication of the Bridge Facility).

You agree, at the request of the Commitment Parties, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Facilities, consisting exclusively

3

of information and documentation that is either (a) publicly available or (b) not material with respect to you, the Company or your or its respective subsidiaries or any of your or their respective securities for purposes of foreign, United States Federal and state securities laws (all such Information Materials being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. Before distribution of any Information Materials, you agree to execute and deliver or cause to be executed and delivered to the Commitment Parties, (i) a letter in which you authorize distribution of the Information Materials to Lenders’ employees willing to receive Private Lender Information and (ii) a separate letter in which you or the Company authorize distribution of Information Materials containing solely Public Lender Information and represent that such Information Materials do not contain any Private Lender Information, which letter shall in each case include a customary “10b-5” representation. You further agree that each document to be disseminated by the Commitment Parties to any Lender in connection with the Facilities and will, at the request of MSSF, be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly prior to their intended distribution that any such document contains Private Lender Information): (1) drafts and final definitive documentation with respect to the Facilities, including term sheets; (2) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (3) notification of changes in the terms of the Facilities.

The Commitment Parties will manage all aspects of any syndication of the Facilities in consultation with you, including decisions as to the selection of institutions (other than Disqualified Institutions) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist the Commitment Parties in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Company promptly to provide) to the Commitment Parties all information with respect to you, the Company and your and its respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as the Commitment Parties may reasonably request and as is customarily required in connection with the syndication of facilities similar to the Bridge Facility (it being understood that in no event shall you be required to deliver Projections other than the projections described in clause (d) of the second sentence of the first paragraph of this Section 3).

In addition, you hereby agree to use commercially reasonable efforts to obtain, as soon as reasonably practicable given the circumstances following September 9, 2015, consents to the Amendment from the requisite Lenders under the Revolving Credit Agreement (it being understood that you shall not be required to make any payment or pay any consideration to us or any lender under the Revolving Credit Agreement in order to obtain the Amendment, except, in our case, as may be expressly set forth herein or in the Fee Letters). The syndication of the Backstop Revolving Credit Facility in accordance with the terms of this Commitment Letter shall reduce the commitments thereto of each applicable Commitment Party hereunder on a pro rata basis.

4. Information.

You hereby represent and covenant (with respect to information relating to the Company and its subsidiaries, to the best of your knowledge) that (a) all written information or information that you formally present with respect to you, the Company and your and its subsidiaries, other than the Projections, forward looking information and information of a general economic or industry nature (the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or

4

will not, taken as a whole, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (b) the Projections and other forward looking information that have been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon accounting principles consistent with the historical audited financial statements of you and the Company (except as otherwise disclosed in writing in such Projections) and upon assumptions that are reasonable at the time made and at the time the related Projections are made available to the Commitment Parties, it being recognized by the Commitment Parties that such Projections are not to be viewed as facts or as a guarantee of performance or achievement of any particular results, that the Projections are subject to significant uncertainties and contingencies many of which are beyond your control, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the later of (i) the Closing Date and (ii) the completion of a Successful Syndication of the Facilities, any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances (with respect to information relating to the Company and its subsidiaries, to the best of your knowledge). In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5. Fees.

As consideration for MSSF’s, JPMCB’s, Barclays’, DBCI’s, DBNY’s, HSBC Bank’s and CACIB’s commitment hereunder, and the Commitment Parties’ agreements to perform the services described herein, you agree to pay to the Commitment Parties the fees set forth in this Commitment Letter, the Amended and Restated Facilities Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Facility Fee Letter”) and the Agent Fee Letter dated September 9, 2015 with respect to the Facilities (the “Agent Fee Letter” and, together with the Facility Fee Letter, the “Fee Letters”).

6. Conditions Precedent.

MSSF’s, JPMCB’s, Barclays’, DBCI’s, DBNY’s, HSBC Bank’s and CACIB’s commitment hereunder, and our agreements to perform the services described herein, are subject only to (a) (x) with respect to the Backstop Revolving Credit Agreement and the Amendment, the execution and delivery of definitive documentation with respect thereto on the terms set forth in this Commitment Letter and the Fee Letters and (y) with respect to the Bridge Facility, the execution and delivery of definitive documentation with respect to the Bridge Facility on the terms set forth in this Commitment Letter and the Fee Letters, (b) since September 9, 2015 until the Acceptance Time (as defined in the Acquisition Agreement on September 9, 2015), there has not occurred any Effect (as defined in the Acquisition Agreement on September 9, 2015) that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below) and (c) the other conditions set forth in Exhibit A and Exhibit B hereto, as applicable. Notwithstanding anything in this Commitment Letter (including each of the exhibits hereto), the Fee Letters or the definitive documentation or any other agreement or undertaking related to the Bridge Facility to the contrary, (i) the only representations the accuracy of which shall be a condition to funding of the Bridge Facility shall be (x) such of the representations made by or on behalf of the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or an affiliate of yours has) the right to terminate (or not perform) your (or its) obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (y) the Specified Representations (as defined below) and (ii) the terms of the definitive documentation for the Bridge Facility

5

shall be in a form such that they do not impair the availability of the Bridge Facility if the applicable conditions set forth in clauses (a) – (c) of this Section 6 are satisfied (it being understood that, to the extent any Collateral (other than assets of the Borrower and Guarantors with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code and the delivery of stock certificates of each Guarantor and each material wholly owned domestic restricted subsidiary (other than any Guarantor or subsidiary which is a subsidiary of the Company), to the extent not delivered to and held by the Agent under the Revolving Credit Facility or the Backstop Revolving Credit Facility), is not or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so or without undue burden or expense, the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability of the Bridge Facility on the Closing Date, but shall be required to be provided and/or perfected within 90 days after the Closing Date (subject to extensions as agreed by the Agent in its reasonable discretion)). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Term Sheet relating to corporate existence, power and authority, due authorization, execution and delivery, in each case as they relate to the entering into and performance of the definitive documentation for the Bridge Facility, the enforceability of such documentation, Federal Reserve margin regulations, the PATRIOT Act, OFAC, the Foreign Corrupt Practices Act, the Investment Company Act, no conflicts between the definitive documentation for the Bridge Facility, on one hand, and the organization documents of the Loan Parties and instruments governing the terms of debt for borrowed money of the Borrower in an aggregate principal or committed amount in excess of $100,000,000, on the other hand, solvency of the Borrower and the Borrower’s subsidiaries on a consolidated basis (which representation shall be consistent with that contained in the solvency certificate attached hereto as Exhibit C) and, subject to the prior sentence, creation and perfection of liens. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

“Company Material Adverse Effect” means any event, change, effect, development, circumstance, state of facts, condition or occurrence (each, an “Effect”) that, when considered individually or in the aggregate with all other Effects, is or would reasonably be expected to have a material adverse effect on (x) the ability of the Company to timely perform its obligations under, and consummate the transactions contemplated by, the Acquisition Agreement (for purposes of this definition, together with the Offer and the Merger (for purposes of this definition, as each such term is defined in the Acquisition Agreement as in effect on September 9, 2015), the “Transactions” provided that, the Transactions, for purposes of the Company’s representations and warranties contained in the Acquisition Agreement, shall not include the Financing (for purposes of this definition, as defined in the Acquisition Agreement as in effect on September 9, 2015)) or (y) the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries (for purposes of this definition, as defined in the Acquisition Agreement as in effect on September 9, 2015), taken as a whole; provided that no change or development resulting from or arising out of any of the following, alone or in combination, shall be deemed to constitute or be taken into account in determining whether there has been a Company Material Adverse Effect under clause (y):

(A) changes or developments in economic conditions generally in the United States or other countries in which the Company or any of its Subsidiaries conduct operations, including (1) any changes or developments in or affecting the securities, credit or financial markets, (2) any changes or developments in or affecting interest or exchange rates or (3) the effect of any potential or actual government shutdown, except to the extent such changes or developments have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its Subsidiaries operate;

(B) changes or developments in or affecting the industry or industries in which the Company or any of its Subsidiaries operate (including such changes or developments resulting from general economic conditions), except to the extent that such changes or developments have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its Subsidiaries operate;

6

(C) the announcement of the Acquisition Agreement and the Transactions, including changes, developments, effects or events as a result of the identification of Parent (for purposes of this definition, as defined in the Acquisition Agreement as in effect on September 9, 2015) or any of its Affiliates (for purposes of this definition, as defined in the Acquisition Agreement as in effect on September 9, 2015) as the acquirer of the Company;

(D) changes or developments arising out of acts of terrorism or sabotage, civil disturbances or unrest, war (whether or not declared), the commencement, continuation or escalation of a war or military action, acts of hostility, weather conditions or other acts of God (including storms, earthquakes, floods or other natural disasters), including any material worsening of such conditions threatened or existing on the date of the Acquisition Agreement, except to the extent that they have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its Subsidiaries operate;

(E) changes or developments after September 9, 2015 in applicable Laws ((for purposes of this definition, as defined in the Acquisition Agreement as in effect on September 9, 2015) or the definitive interpretations thereof, except to the extent that such changes or developments have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its Subsidiaries operate;

(F) changes or developments after September 9, 2015 in generally accepted accounting principles in the United States or any foreign equivalents thereof or the interpretations thereof, except to the extent that such changes or developments have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its Subsidiaries operate;

(G) any failure by the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; and

(H) a decline in the price or trading volume of the Company’s common stock or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change or development underlying such decline or change has resulted in, or contributed to, a Company Material Adverse Effect.

7. Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and their respective officers, directors, employees, agents, advisors, representatives, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by you, the Company or any of your or their respective affiliates or equity holders), and to reimburse each such Indemnified Person upon demand for any

7

reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing or entering into or enforcing the Commitment Letter or the Fee Letters; provided that (i) the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent (A) they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (X) the willful misconduct or gross negligence of such Indemnified Person or such Indemnified Person’s officers, directors, employees, agents, advisors, representatives, controlling persons or successors or assignees (any such person, a “Related Person”) or (Y) a material breach by such Indemnified Person of its express obligations under this Commitment Letter or (B) arising from or in connection with disputes solely among or between Indemnified Persons (other than actions against a Commitment Party in its capacity as agent or arranger or similar capacity in connection with the Facilities) not relating to any acts or omissions by you or any of your affiliates or your or its Related Persons or (C) any settlement entered into by such Indemnified Person (or any of such Indemnified Person’s Related Persons) without your written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that the foregoing indemnity will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense or if there is a final judgment against an Indemnified Person in such action and (ii) your obligation to reimburse the Indemnified Persons for legal expenses shall be limited to the fees, charges and disbursements of one counsel to all Indemnified Persons (and, if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest of which you are notified in writing, of one additional counsel (and if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction) to the affected Indemnified Persons and (b) to reimburse each Commitment Party for all reasonable and documented out-of-pocket expenses (including, but not limited to, expenses of each Commitment Party’s due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, and disbursements and other charges of outside counsel (limited to one counsel and, if reasonably necessary, one regulatory counsel and one local counsel in any relevant jurisdiction)), incurred in connection with the Facilities and the preparation and negotiation of this Commitment Letter, the Fee Letters, the definitive documentation for the Facilities and any ancillary documents in connection therewith. You agree that, notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. You will not be responsible to us or any other Indemnified Person or any other person or entity for any special, indirect, consequential or punitive, damages which may be alleged as a result of this Commitment Letter, the Fee Letters or the Transactions; provided, that your indemnity and reimbursement obligations under this Section 7 shall not be limited by this sentence.

8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that each Commitment Party may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. Consistent with each Commitment Party’s policy to hold in confidence the affairs of its customers, each Commitment Party will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

8

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Commitment Party has advised or is advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties, together with their respective affiliates, are engaged in a broad range of transactions that may involve interests that differ from your interests and that no Commitment Party has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against the Commitment Parties for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Commitment Parties shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors. Additionally, you acknowledge and agree that the Commitment Parties are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and the Commitment Parties shall have no responsibility or liability to you with respect thereto. Any review by a Commitment Party of you, the Company, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of you or any of your affiliates.

You further acknowledge that each Commitment Party, together with its affiliates, is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party or its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Company and other companies with which you or the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by such Commitment Party, any of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9. Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Parties (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Each Commitment Party may assign its commitment hereunder with your prior consent (not to be unreasonably withheld or delayed) to one or more prospective Lenders; provided that a Commitment Party shall not be released from the portion of its commitment hereunder so assigned prior to the funding of the Bridge Facility (except as contemplated by Section 2 above). Any and all obligations of, and services to be provided by, the Commitment Parties hereunder (including, without limitation, a Commitment Party’s commitment) may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of their respective affiliates or branches and, in connection with such performance or exercise, the Commitment Parties may exchange with such affiliates or branches

9

information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the Internet, e-mail or similar electronic transmission systems, and that no Commitment Party shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent that such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Commitment Party or any of its Related Persons (it being understood that actions consistent with industry practice in the leveraged lending market shall not constitute gross negligence or willful misconduct of a Commitment Party or any of its Related Persons). Notwithstanding anything in Section 12 to the contrary, each Commitment Party may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you and your affiliates (or any of them), and the amount, type and closing date of such Transactions, all at such Commitment Party’s expense. This Commitment Letter and the Fee Letters supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN IN DETERMINING (A) WHETHER THE ACQUISITION SHALL HAVE BEEN CONSUMMATED ON THE TERMS DESCRIBED IN THE ACQUISITION AGREEMENT (B) THE INTERPRETATION OF COMPANY MATERIAL ADVERSE EFFECT AND WHETHER AN COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED AND (C) THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF A BREACH THEREOF YOU (OR ANY OF YOUR SUBSIDIARIES) HAVE THE RIGHT TO TERMINATE YOUR (OR ITS) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT, OR TO DECLINE TO CONSUMMATE THE ACQUISITION PURSUANT TO THE ACQUISITION AGREEMENT.

10. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or Federal court may be brought in any other court of competent jurisdiction, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or

10

hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

11. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, ANY FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12. Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance, nor the activities of the Commitment Parties pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your and your affiliates’ officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof prior to such disclosure, to the extent reasonably practicable and permitted by law); provided that you may disclose (i) this Commitment Letter and the contents hereof and, solely in the case of clause (a) and only if redacted in a manner reasonably satisfactory to MSSF, the Facility Fee Letter to (a) the Company and its Representatives (as defined in the Acquisition Agreement), in each case on a confidential and need-to-know basis, (b) in any public or regulatory filing relating to the Transactions or any financing undertaken by you or your affiliates after September 9, 2015, to the extent customary or required, (c) in any syndication or other marketing materials in connection with the Facilities, (d) to any ratings agency on a confidential basis and (e) in connection with the exercise of remedies hereunder or in any suit, action or proceeding relating to this Commitment Letter, the Fee Letters or the transactions contemplated thereby or enforcement hereof and thereof, and (ii) the aggregate amounts contained in the Fee Letters as part of the projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for any securities to be issued by you or any of your affiliates or to the extent customary or required in any public or regulatory filing relating to the Transactions; provided that the foregoing restrictions shall cease to apply to the extent such information becomes publicly available other than by reason of disclosure in violation of this paragraph.

Each Commitment Party hereby agrees to treat as confidential all confidential information provided to it by or on behalf of you hereunder; provided that nothing herein shall prevent such Commitment Party from disclosing such information (a) to its and its affiliates’ officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) as required by applicable law or compulsory legal process (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure, to the extent reasonably practicable and permitted by law), (c) to any ratings agency on a confidential basis, (d) as requested by any state, federal or foreign authority or examiner regulating banks and banking, (e) in connection with the exercise of remedies hereunder or in any suit, action or proceeding relating to this Commitment Letter, the Fee Letters or the transactions contemplated thereby or enforcement hereof and thereof, (f) to actual or potential assignees, participants or derivative investors in the Facilities who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, (g)

11

to the extent permitted by Section 9 or (h) for purposes of establishing a “due diligence” defense; provided that the foregoing restrictions shall cease to apply to the extent such information becomes publicly available other than by reason of disclosure in violation of this paragraph. The provisions of this paragraph shall automatically terminate upon the execution and delivery of definitive documentation relating to each Facility or, in any event, two years following September 9, 2015.

You acknowledge that each of MSSF, Morgan Stanley Bank, N.A., an affiliate of MSSF, JPMCB and DBNY currently is acting as a lender, and MSSF is currently acting as administrative agent and collateral agent, under the Revolving Credit Facility, and your and your affiliates’ rights and obligations under any other agreement with MSSF, Morgan Stanley Bank, N.A., JPMS, JPMCB, DBSI, DBCI or DBNY or any of their respective affiliates (including the Revolving Credit Facility) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this letter agreement, and none of such rights and obligations under such other agreements shall be affected by a Commitment Party’s performance or lack of performance of services hereunder. You further acknowledge that one or more of MSSF’s affiliates has been retained as buy-side M&A advisor (in such capacity, the “M&A Advisor”) in connection with the Transactions. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from such engagement.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letters and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letters is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions. It is agreed and understood that, except to the extent relevant to the tax treatment or tax structure of such transactions, the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter shall not be disclosed without the consent of such party (such consent not to be unreasonably withheld).

13. Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letters and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or a Commitment Party’s commitment hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality, compensation and to the syndication of the Facilities (which shall remain in full force and effect), shall, to the extent covered by the definitive documentation relating to the Facilities, automatically terminate and be superseded by the applicable provisions contained in such definitive documentation.

14. PATRIOT Act Notification.

Each Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Commitment Parties and each Lender are required to obtain, verify and record information that identifies you and each guarantor, which information includes the name, address, tax identification number and other information

12

regarding you and each Guarantor that will allow the Commitment Parties or such Lender to identify you and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Facility Fee Letter by returning to us executed counterparts hereof and of the Fee Letters not later than 11:59 p.m., New York City time, on September 25, 2015. Each Commitment Party’s offer hereunder, and its agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on the Commitment Parties only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. In the event that (a) the Closing Date does not occur on or before the date that is six (6) months and one business day from September 9, 2015, or nine (9) months and one business day after September 9, 2015 in the event that the “Outside Date” (as defined in the Acquisition Agreement on September 9, 2015) has been extended in accordance with Section 6.2(a) of the Acquisition Agreement, (b) the Acquisition Agreement is terminated in accordance with its terms without the Acquisition having been consummated, or (c) you publicly announce your intention not to proceed with the Acquisition, then this Commitment Letter and MSSF’s, JPMCB’s, Barclays’, DBCI’s, DBNY’s, CACIB’s and HSBC Bank’s commitment hereunder, and each Commitment Party’s agreement to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless the Commitment Parties shall, in their discretion, agree in writing to an extension. In addition, the commitments hereunder with respect to the Backstop Revolving Credit Facility shall terminate upon the effectiveness of the Amendment.

[Remainder of this page intentionally left blank]

13

We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours, MORGAN STANLEY SENIOR FUNDING, INC.

By	/s/ Henrik Z. Sandstrom
Name: Henrik Z. Sandstrom
Title: Authorized Signatory

[Project Canada - Signature Page to A&R Commitment Letter]

J.P. MORGAN SECURITIES LLC

By	/s/ Edward Pyne
Name: Edward Pyne
Title: Executive Director

JPMORGAN CHASE BANK, N.A.

By	/s/ Daglas P Panchal
Name: Daglas P Panchal
Title: Vice President

[Project Canada - Signature Page to A&R Commitment Letter]

BARCLAYS BANK PLC

By	/s/ Thomas M. Blouin
Name: Thomas M. Blouin
Title: Managing Director

[Project Canada - Signature Page to A&R Commitment Letter]

DEUTSCHE BANK SECURITIES INC.

By	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

By	/s/ Christopher Blum
Name: Christopher Blum
Title: Managing Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

By	/s/ Christopher Blum
Name: Christopher Blum
Title: Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

By	/s/ Christopher Blum
Name: Christopher Blum
Title: Managing Director

[Project Canada - Signature Page to A&R Commitment Letter]

HSBC SECURITIES (USA) INC.

By	/s/ Jad Atallah
Name: Jad Atallah, 18719
Title: Director

HSBC BANK USA, N.A.

By	/s/ Jad Atallah
Name: Jad Atallah, 18719
Title: Director

[Project Canada - Signature Page to A&R Commitment Letter]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By	/s/ Mark Koneval
Name: Mark Koneval
Title: Managing Director

By	/s/ Michael Madnick
Name: Michael Madnick
Title: Managing Director

[Project Canada - Signature Page to A&R Commitment Letter]

Accepted and agreed to as of
the date first above written:

XPO LOGISTICS, INC.

By	/s/ John Hardig
Name: John Hardig
Title: Chief Financial Officer

[Project Canada - Signature Page to A&R Commitment Letter]

PROJECT CANADA

$2.025 billion Senior Secured Bridge Facility

Summary of Principal Terms and Conditions

Borrower:	XPO Logistics, Inc. (the “Borrower”).

Transactions:

The Borrower intends to acquire, directly or through a direct or indirect subsidiary thereof, (the “Acquisition”) all of the outstanding shares of common stock of the Company pursuant to (a) an Agreement and Plan of Merger (the “Acquisition Agreement”) among the Company, the Borrower and a wholly-owned subsidiary thereof (“Merger Sub”), and (b) a tender offer made in accordance with the Acquisition Agreement (the “Offer”). The Acquisition will be effected through (i) the purchase of shares of common stock of the Target by Merger Sub in the Offer and (ii) on the Closing Date, promptly following the closing of the Offer, the merger (the “Merger”) of Merger Sub with and into the Target pursuant to Section 251(h) of the Delaware General Corporation Law, with the Target surviving such Merger as the Borrower’s direct or indirect wholly-owned subsidiary. In connection with the Acquisition, (a) the Borrower will (i) seek to issue Notes and/or Equity Interests, and/or will seek to incur the Term Loans, to fund all or a part of the cash portion of the consideration in connection with the Acquisition, the financing of the repurchase of notes tendered in the Change of Control Offer (as defined below) or other refinancing thereof or tender therefor, and the payment of Transaction Costs generating aggregate proceeds of $2,025,000,000 (the Notes, the Equity Interests and the Term Loans, the “Permanent Financing”) and/or (ii) to the extent any or all of the Permanent Financing is not issued or the proceeds thereof not made available to the Borrower, borrow up to $2,025,000,000 in aggregate principal amount of senior secured loans under the senior secured credit facility (the “Bridge Facility”) described below, (b)(i) the Borrower will seek the amendment described on Exhibit C (the “Amendment”) to the Amended and Restated Revolving Loan Credit Agreement dated as of April 1, 2014 (as amended prior to September 9, 2015, the “Revolving Credit Facility”) or (ii) if the Amendment is not obtained on or prior to the Closing Date, obtain $415 million in aggregate principal amount of revolving commitments under a new senior secured asset based revolving credit facility (the “Backstop Revolving Credit Facility” and, together with the Bridge Facility, the “Facilities”) on terms substantially the same as those of the Revolving Credit Facility, assuming for such purpose that the Amendment was consummated, (c) make a change of control offer

(and/or other offer, repurchase or consent solicitation, in the discretion of the Borrower) to the extent required as a result of the Acquisition by, and on the terms set forth in, the Indenture dated as of December 27, 2007 and the Officers Certificate delivered thereunder in each case governing the terms of the Company’s 7.25% Notes due 2018, and acquire the notes tendered in such offer (the “Change of Control Offer”, and (d) fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Agent:	MSSF will act as sole administrative agent and collateral agent for the Bridge Facility described below (in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower (together with MSSF, JPMCB, Barclays, DBCI, HSBC Bank and CACIB, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Bookrunners and Joint Lead Arrangers:	MSSF, JPMS, Barclays, DBSI, HSBC Securities and CACIB will act as joint bookrunners and joint lead arrangers for the Bridge Facility described below, together with any additional lead arranger or bookrunner appointed pursuant to Section 2 of the Commitment Letter (the “Commitment Letter”) to which this Exhibit A is attached (collectively, in such capacities, the “Arrangers” and each an “Arranger”), and will perform the duties customarily associated with such roles.

Bridge Facility:	Senior secured second-lien bridge loans (the “Loans”) in an aggregate principal amount of up to $2,025,000,000.

Purpose:

The proceeds of the Loans will be used by the Borrower (x) on the Closing Date, together with (i) cash on hand, and/or borrowings under the Borrower’s existing Revolving Credit Facility or Backstop Revolving Credit Facility and (ii) the Net Cash Proceeds from the issuance and/or incurrence of the Permanent Financing (if any), solely (a) to pay the cash portion of the consideration in connection with the Acquisition (including purchases in the Offer) (the “Acquisition Consideration”), (b) to purchase notes tendered in the Change of Control Offer or any other offer and/or to otherwise refinance such notes and (c) to pay the Transaction Costs; provided, that borrowings under the Revolving Credit Facility on the Closing Date will be used by the Borrower solely to pay Transaction Costs and for working capital and (y) after the Closing Date, solely to repurchase notes tendered in the Change of

Control Offer or any other offer and/or to otherwise refinance such notes and to pay fees and expenses in connection therewith (including make whole and/or change of control premium) and accrued interest thereon.

Availability:	The Bridge Facility will be available in up to two drawings, only one of which may occur after the Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed. Aggregate amount of Loans drawn after the Closing Date shall not exceed the lesser of (a) $445,000,000 and (b) the amount of available commitments under the Bridge Facility which are not drawn on the Closing Date. Any commitments under the Bridge Facility in excess of $445,000,000 which are not drawn by the Borrower on the Closing Date shall be automatically terminated. Any remaining undrawn commitments after the Closing Date shall automatically terminate on the earlier to occur of (1) the date any Loans are drawn after the Closing Date (after giving effect to the borrowing of Loans on such date) and (2) the date that is 90 days after the Closing Date.

Interest Rates:	See Annex I hereto.

Interest Payments:	See Annex I hereto.

Default Rate:	See Annex I hereto.

Maturity:	The Loans shall be repaid in full on the date that is 364 days after the Closing Date (the “Maturity Date”).

The Borrower shall have the right, which may be exercised twice during the term of the Bridge Facility, to elect to extend the Maturity Date by six months, subject solely to (i) the provision of 30 days prior written notice of the intent to exercise such election and (ii) payment of the Extension Fee (as defined in the Facilities Fee Letter).

Guarantees:	All obligations of the Borrower under the Bridge Facility will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized, direct and indirect domestic subsidiary of the Borrower (the “Guarantors”) that guarantees the Borrower’s 6.5% senior unsecured notes due 2022 outstanding on September 9, 2015.

Security:

The Borrower’s obligations under the Bridge Facility, and the Guarantors’ Guarantees, will be secured by second-priority liens in the “Collateral” (as defined in the Revolving Credit Facility) (the “Collateral”),

excluding (i) the “Excluded Property”(as defined in the Amended and Restated Security Agreement, dated as of April 1, 2014), among the Borrower and certain of its wholly owned subsidiaries identified therein, and MSSF, as agent, and (ii) “any “principal properties”, equity interests, or other assets to the extent the existence of such liens would result in the breach of, or require the equal and ratable securing of, the Company’s 7.25% Senior Notes due 2018 or 6.70% Senior Debentures due 2034). In addition, in no event shall (1) control agreements or control, lockbox or similar arrangements be required, (2) landlord, mortgagee and bailee waivers be required, (3) real property mortgages be required or any fee owned or leased real property be pledged, (4) notices be required to be sent to account debtors or other contractual third parties, (5) foreign-law governed security documents or perfection under foreign law be required or (6) perfection (except to the extent perfected through the filling of Uniform Commercial Code financing statements) be required with respect to letter of credit rights and commercial tort claims.

Intercreditor Arrangements:	The relative rights and priorities in the Collateral among the lenders under the Bridge Facility and the secured parties under the Revolving Credit Facility (or the Backstop Revolving Credit Facility, as applicable) will be set forth in an intercreditor agreement based on the Documentation Precedent in a form customary for transactions of this type and reasonably satisfactory to the Borrower, the Agent and the administrative agent under the Revolving Credit Facility (or the Backstop Revolving Credit Facility, as applicable) (the “Intercreditor Agreement”).

Mandatory Prepayments and Commitment Reductions:	The following amounts shall be applied to prepay the Loans within three business days of receipt of such amounts (and, to the extent no Loans are outstanding, including after giving effect to such prepayment, the commitments under the Bridge Facility, pursuant to the Commitment Letter or Loan Documents (as applicable), shall be automatically and permanently reduced by such amounts):

(a) 100.0% of the Net Cash Proceeds (as defined below) actually received by the Borrower from the issuance of the Notes or by the Borrower or any of its restricted subsidiaries from any other incurrence of debt for borrowed money (including the Term Loans), other than (i) indebtedness incurred under the Revolving Credit Facility (or any revolving credit facility which replaces or refinances the Revolving Credit Facility, including the Backstop Revolving Credit Facility) or other working capital facilities, (ii) refinancings of existing indebtedness of non-guarantors, (iii) capital leases, equipment financings, other asset-level financings and purchase money indebtedness, (iv) other indebtedness for borrowed money permitted to be incurred pursuant to the following provisions of Section 4.03(b) of the indenture relating to the Borrower’s 6.5% senior unsecured notes due 2022: (v)-(xi), (xiv), (xvii)-(xix), (xxi)-(xxiii) and (xxv) and (v) other indebtedness for borrowed money (other than the Notes and the Term Loans) in an amount not to exceed $150,000,000 in the aggregate.

(b) 100.0% of the Net Cash Proceeds actually received from the issuance of any equity interests by the Borrower (other than (i) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements or compensation plans, and (ii) issuances among the Borrower and its subsidiaries); and

(c) 100.0% of the Net Cash Proceeds actually received by the Borrower and its restricted subsidiaries from the sale or other disposition of assets of the Borrower or any of its restricted subsidiaries outside the ordinary course of business (including issuances of stock by the Borrower’s restricted subsidiaries) (except for (A) asset sales (including issuances of stock by the Borrower’s restricted subsidiaries) between or among such entities, (B) any asset sale the Net Cash Proceeds of which do not exceed $15,000,000 and (C) other asset sales (including issuances of stock by the Borrower’s restricted subsidiaries), the Net Cash Proceeds of which do not exceed $100,000,000 in the aggregate), in each case to the extent that such Net Cash Proceeds are not reinvested, or committed to be reinvested, in the business of the Borrower and its Restricted Subsidiaries within 270 days following receipt thereof. For purposes hereof, “reinvest” shall include using Net Cash Proceeds to make an investment in any one or more businesses, assets, or property or capital expenditures, in each case (i) used or useful in a Similar Business (to be defined in a manner consistent with Documentation Precedent) or (ii) that replace the properties and assets that are the subject of such asset sale or to reimburse the cost of any of the foregoing incurred on or after the date on which the asset sale giving rise to such Net Cash Proceeds was reinvested.

Prepayments from foreign subsidiaries’ asset sale proceeds will be limited under the definitive documentation to the extent (x) the repatriation of funds to fund such prepayments is prohibited, restricted or delayed by applicable local laws or (y) the repatriation of funds to fund such prepayments would result in material adverse tax consequences; provided that, in any event, the Borrower shall use commercially reasonable efforts to eliminate such tax effects in its reasonable control in order to make such prepayments.

For purposes hereof, “Net Cash Proceeds” shall mean, with respect to any person: (a) with respect to a sale or other disposition of any assets of such person, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than loans or commitments outstanding under the Bridge Facility), (B) the reasonable expenses or incurred by such person in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction, and (D) the amount of reserves established by such person in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles, provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds; and (b) with respect to the incurrence of indebtedness for borrowed money by such person, the excess, if any, of (i) cash received by such person in connection with such incurrence over (ii) the sum of (A) payments made to retire any debt that is required to be repaid in connection with such issuance (other than loans or commitments outstanding under the Bridge Facility) and (B) the underwriting discounts and commissions and other reasonable expenses incurred by such person in connection with such issuance.

In connection with any mandatory prepayment or commitment reduction hereunder, the Borrower shall promptly deliver a written notice to the Agent informing it of such mandatory prepayment or commitment reduction.

Voluntary Prepayments:	The Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than 3 business days’ prior written notice, at the option of the Borrower at any time, without premium or penalty.

Representations and Warranties:	Substantially the same as, and in any case no less favorable to the Borrower than, the Documentation Precedent.

Conditions Precedent to Initial Borrowing:	The initial borrowing under the Bridge Facility will be subject only to the conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit B to the Commitment Letter.

Conditions Precedent to Subsequent Borrowings:	Each subsequent borrowing shall be subject to only the following conditions precedent: (i) the delivery of a borrowing notice and (ii) the accuracy of the Specified Representations.

Covenants:	The Loan Documents will contain affirmative covenants substantially the same as, and in any case no less favorable to the Borrower than, the affirmative covenants contained in the Documentation Precedent.

The Loan Documents will contain incurrence-based negative covenants limited to, and in any case no less favorable to the Borrower than, the Documentation Precedent.

Events of Default:	Consistent with Documentation Precedent.

Unrestricted Subsidiaries:	Consistent with Documentation Precedent.

Voting:	Consistent with Documentation Precedent, plus customary voting provisions requiring each Lender to consent to a release of all or substantially all of the Collateral.

Cost and Yield Protection:	Consistent with Documentation Precedent.

Assignments and Participations:

Each Lender will be permitted to make assignments (other than to (a) a natural person, (b) subject to the provisions under the heading “Non-Pro Rata Repurchases” below, the Borrower and its affiliates or (c) to the extent they have been identified to the relevant Lender in writing prior to such assignment, Disqualified Institutions (as defined in the Commitment Letter)); provided, however, that prior to the Closing Date, so long as no payment or bankruptcy event of default exists, the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned) shall be required with respect to any assignment if, after giving effect thereto, the Arrangers and their affiliates would hold, in the aggregate, less than a 50.1% of the aggregate principal amount of the outstanding Loans. The consent of the Borrower shall be deemed to have been given if the Borrower has not responded within ten business days of a request for such consent. Each assignment will be in an amount of an integral multiple of $1,000,000 or, if less, all of such Lender’s remaining loans. The Agent shall not be responsible for monitoring compliance with the Disqualified Lender list and shall have no liability for non-compliance by any Lender.

The Lenders will be permitted to sell participations in loans (other than to a natural person or to the Borrower and its affiliates) without restriction. Voting rights of participants shall be limited to matters in respect of (a) reductions or forgiveness of principal, interest or fees payable to such participant, (b) extensions of final maturity or scheduled amortization of, or date for payment of interest or fees on, the loans in which such participant participates, (c) releases of all or substantially all of the value of the Guarantees and (d) releases of all or substantially all of the value of the Collateral.

Non-Pro Rata Repurchases:	The Borrower and its subsidiaries or affiliates may purchase from any Lender, at individually negotiated prices, outstanding principal amounts under the Bridge Facility in a non-pro rata manner; provided that (i) the purchaser shall make a representation to the seller at the time of assignment that it does not possess material non-public information with respect to the Borrower and its subsidiaries that has not been disclosed to the seller or Lenders generally (other than the Lenders that have elected not to receive material non-public information), (ii) any loans so repurchased shall be immediately cancelled, (iii) no default or an event of default exists or would result therefrom; and (iv) no proceeds of the Revolving Credit Facility (or, as applicable, the Backstop Revolving Credit Facility) will be used to finance such purchase.

Expenses and Indemnification:

The Borrower will indemnify the Arrangers, the Agent, the Syndication Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of their respective affiliates or equity holders) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith; provided that (i) no Indemnified Person will be indemnified for any cost, expense or liability to the extent (a) determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person or its Related Persons or (b) arising from or in connection with disputes solely among or between Indemnified Persons (other than actions against a Commitment Party as agent or arranger or similar capacity under the Bridge Facility) not relating to any acts or omissions by the Borrower or its affiliates or their Related Persons and (ii) the Borrower’s obligation to reimburse the Indemnified Persons for legal expenses shall be limited to the fees, charges and disbursements of one counsel to all Indemnified Persons (and, if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest of which you are notified in writing, of one additional counsel (and if reasonably necessary, of one regulatory counsel and one local counsel in any relevant jurisdiction) to the affected Indemnified Persons. In addition, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of outside counsel (limited to one counsel and, if reasonably necessary, one regulatory counsel and one local counsel in any relevant jurisdiction)) of the Arrangers, the Agent and the Syndication Agent in connection with the syndication of the Bridge Facility, the preparation and administration of the definitive documentation and the Bridge Facility, and amendments, modifications and waivers thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of outside counsel) of the Arrangers, the Agent and the Syndication Agent, and the Lenders for enforcement costs and documentary taxes associated with the Bridge Facility.

Definitive Documentation:	The definitive documentation with respect to the Bridge Facility (the “Loan Documents”) shall reflect the terms set forth herein and shall otherwise be consistent with Documentation Precedent (as defined in the Facility Fee Letter), but modified to reflect the differences in the transaction structure, including the secured, second-lien nature of the Bridge Facility.

Governing Law and Forum:	New York.

Counsel to the Agent and the Arrangers:	Davis Polk & Wardwell LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans bear interest at a rate per annum equal to:

(i)	the ABR plus the Applicable Margin; or

(ii)	the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of (i) the federal funds effective rate from time to time plus 0.50%, (ii) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (the “Prime Rate”) (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate and (iii) the one month Adjusted LIBO Rate plus 1.00%. In no event shall the ABR be less than 0.00%. Each change in any interest rate provided for herein based upon the ABR resulting from a change in the Prime Lending Rate, the federal funds effective rate or the Adjusted LIBO Rate shall take effect at the time of such change in the Prime Lending Rate, the federal funds effective rate, or the Adjusted LIBO Rate, respectively.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities (if any). In no event shall the Adjusted LIBO Rate be less than 1.00%.

“Applicable Margin” means (x) in the case of Loans based on the ABR, the ABR plus 250 basis points and (y) in the case of Loans based on the Adjusted LIBO Rate, the Adjusted LIBO Rate plus 350 basis points. Three months after the Closing Date and at the end of each three-month period thereafter, the spread over the ABR or the Adjusted LIBO Rate, as applicable, shall be increased by 50 basis points.

“LIBO Rate” means the rate for eurodollar deposits in the London interbank market for a period of one, two, three or six months, in each case as selected by the Borrower, appearing on Page LIBOR01 or LIBOR02 of the Reuters screen (or applicable successor page) that displays such rate.

A-I-1

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears on the last business day of each March, June, September and December.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	The applicable interest rate plus 2.0% per annum.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

A-I-2

Exhibit B

PROJECT CANADA

$2.025 billion Senior Secured Bridge Facility

Summary of Additional Conditions Precedent1

The initial borrowings under the Bridge Facility and the effectiveness of the Revolving Backstop Credit Facility shall be subject to the following additional conditions precedent:

1.	The Offer and the Merger shall be consummated on the Closing Date substantially simultaneously with the closing of the Bridge Facility on the terms described in the Acquisition Agreement, without giving effect to any amendment, modification or waiver thereof by the Borrower or any consent thereunder (including, for the avoidance of doubt, with respect to the conditions to the Offer set forth in the Acquisition Agreement) by the Borrower which is materially adverse to the Lenders or the Arrangers without the prior written consent of each Arranger who, together with its affiliates, holds 20% or more of the Loans and/or commitments under the Bridge Facility (it being understood and agreed that any (a) decrease in the price paid per share in connection with the Acquisition of (x) more than 10% or (y) less than 10% if such decrease is not allocated to reduce the aggregate amount of the Bridge Facility, (b) increase in the price paid in connection with the Acquisition that is not funded with the proceeds of a substantially concurrent issuance of equity or (c) any waiver or modification of the Minimum Condition (as defined in the Acquisition Agreement as in effect on September 9, 2015) shall, in each case, be deemed to be a modification that is materially adverse to the Lenders). The Specified Representations shall be true and correct in all material respects and the Acquisition Agreement Representations shall be true and correct (except, that any Specified Representations that are qualified by materiality or in relation to material adverse effect shall be true and correct in all respects).

2.	The Borrower shall have used commercially reasonable efforts to cause the Agent to have received (and the Agent hereby acknowledges receipt of, in the case of the 2012, 2013 and 2014 fiscal year financial statements described in clause (a) and, as to the fiscal quarters ending on March 31, 2015 and June 30, 2015, clause (b)) (a) audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and the Company for the 2012, 2013 and 2014 fiscal years (or, if the Closing Date occurs 90 days or more after December 31, 2015, audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and the Company for the 2013, 2014 and 2015 fiscal years) and (b) unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and the Company for each subsequent fiscal quarter (other than a quarter that is also a fiscal year-end) ended at least 45 days before the Closing Date.

3.	The Agent shall have received a borrowing notice, legal opinions, corporate documents and officers’ and public officials’ certifications (including a customary certificate from the chief financial officer of the Borrower as to solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions, which certificate shall be in

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including Exhibit A thereto.

B-1

the form attached hereto as Exhibit D) with respect to the Borrower and the Guarantors in each case customary for financings of the type described herein (it being understood that the foregoing condition (other than the borrowing notice) may be satisfied upon the effectiveness of the Loan Documentation and shall not thereafter be a continuing condition precedent to funding). In the case of the effectiveness of the Revolving Backstop Credit Agreement, the Agent shall have received a borrowing base certificate for the most recent fiscal month ended at least 20 days prior to the Closing Date.

4.	The Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information related to the Borrower or any guarantor required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case to the extent requested by the Agent from the Borrower in writing at least 10 business days prior to the Closing Date (it being understood that the foregoing condition may be satisfied upon the effectiveness of the Loan Documentation and shall not thereafter be a continuing condition precedent to funding).

5.	All fees due to the Agent, the Arrangers and the Lenders on the Closing Date pursuant to the Commitment Letter and the Fee Letters shall have been paid, and all reasonable and documented out-of-pocket expenses to be paid or reimbursed to the Agent and the Arrangers on the Closing Date pursuant to the Commitment Letter that have been invoiced at least three business days prior to the Closing Date shall have been paid (which amounts may be offset against the proceeds of the Bridge Facility).

6.	All actions necessary to establish that the Agent will have perfected security interests of the requisite priority in the Collateral as specified in Exhibit A shall have been taken to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date pursuant to the Limited Conditionality Provisions.

7.	As a condition to the availability of the Backstop Revolving Credit Facility, the Revolving Credit Facility shall be terminated and all outstanding amounts thereunder shall be repaid (other than contingent obligations and cash collateralized or backstopped or “rolled” letters of credit) and all guarantees thereof and any security therefore shall have been discharged and released. The Agent shall have obtained perfected security interest in the Collateral (which, for the avoidance of doubt, shall exclude any “principal properties”, equity interests, or other assets to the extent the existence of such liens would result in the breach of, or require the equal and ratable securing of, the Company’s 7.25% Senior Notes due 2018 or 6.70% Senior Debentures due 2034) under the Backstop Revolving Credit Facility other than any Collateral the security interest in which may not be perfected by filing of a UCC financing statement or the possession of equity certificates.

B-2

Exhibit C

PROJECT CANADA

Amendment to Existing ABL Revolving Credit Facility

The Revolving Credit Facility will be amended to:

1.	Expressly permit the consummation of the Transactions and all transactions contemplated by the Acquisition Agreement and this Commitment Letter, including (a) the incurrence of indebtedness and liens in connection therewith, including indebtedness under, and liens securing, (i) the Bridge Facility, (ii) any term loans or notes issued in lieu thereof or to refinance loans thereunder and (iii) letters of credit of the Company and its subsidiaries and any cash collateralization arrangements relating thereto, (b) the repayment of the Bridge Facility with the Net Cash Proceeds of any indebtedness, equity interests or asset sales, and (c) the assumption of (i) the Company’s 6.7% Senior Debentures due 2034 and the 7.25% Notes due 2018 and (ii), to the extent (A) existing at the time of the Acquisition and not incurred in contemplation thereof, or (B) permitted to be incurred under the Acquisition Agreement, any other indebtedness of the Company or any of its subsidiaries;

2.	Clarify that the cap on acquisitions of Persons whose assets do not become Collateral will not apply to the Company and its subsidiaries on account of the amendments described in clause (4) below;

3.	Permit liens on the proceeds of equity or indebtedness issued in connection with the Transactions pursuant to escrow arrangements or otherwise;

4.	Release and permanently remove the requirement to grant any and all liens (both existing and prospective) in favor of the Revolving Credit Facility and all obligations secured pursuant thereto on any “principal properties”, equity interests, or other assets to the extent the existence of such liens would result in the breach of, or require the equal and ratable securing of, the Company’s 7.25% Senior Notes due 2018 or 6.70% Senior Debentures due 2034;

5.	Basket sizes and trigger levels will be increased in a manner to be mutually agreed to take into account the Acquisition;

6.	Include a provision directing the administrative agent under the Revolving Credit Facility to execute the Intercreditor Agreement, which shall bind all secured parties under the Revolving Credit Facility;

7.	Increase the L/C Sublimit to $300,000,000 and amend the provisions of Section 2.2 to provide (i) that Letters of Credit will be issued by the Agent and certain other Lenders to be agreed, (ii) each such L/C Issuer having a fronting sublimit equal to 110% of its pro-rata share of the commitments of all L/C issuers on the effectiveness of the Amendment (unless such L/C Issuer agrees to a higher fronting sublimit) and (iii) MSSF shall not be required to issue any documentary letter of credit and shall not have any fronting exposure in respect of any other L/C Issuer; and

8.	Add an additional basket for secured indebtedness of foreign subsidiaries in an amount of up to $500,000,000.

Davis, Polk & Wardwell LLP shall act as sole lead counsel to the Commitment Parties and the administrative agent in connection with the Amendment.

Exhibit D

PROJECT CANADA

FORM OF SOLVENCY CERTIFICATE

[DATE]

I am the duly qualified and acting Chief Financial Officer of XPO Logistics, Inc. (the “Borrower”) and in such capacity, I believe as of the date hereof that:

As of the date hereof, immediately after the consummation of the Acquisition and related Transactions, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.